NI Holdings, Inc. Files Results for Second Quarter and Six Months Ended June 30, 2020

FARGO, North Dakota, August 5, 2020 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the second quarter and six months ended June 30, 2020.

The Company reported a 25.9 percent increase in net earned premiums for the three months ended June 30, 2020 compared to 2019. The Company reported net income attributable to NI Holdings of $18,733 compared to $2,478 a year ago. The total equity for NI Holdings stood at $324,723 as of June 30, 2020.

NI Holdings Q2 2020 key financial details:

Dollars in thousands, except earnings per share (unaudited)

	6M 2020	6M 2019	Change	Q2 2020	Q2 2019	Change
Net income attributable to NI Holdings	$15,146	$16,251	-6.8%	$18,733	$2,478	+656.0%
Direct written premiums (1)	$175,731	$158,896	+10.6%	$112,759	$103,243	+9.2%
Net earned premiums	$140,778	$115,620	+21.8%	$82,006	$65,114	+25.9%
Loss and LAE ratio (2)	58.8%	64.4%	-5.6 pts	63.9%	74.0%	-10.1 pts
Expense ratio (3)	28.3%	29.1%	-0.8 pts	23.9%	26.0%	-2.1 pts
Combined ratio (4)	87.1%	93.5%	-6.4 pts	87.8%	100.0%	-12.2 pts
Return on average equity	9.7%	11.5%	-1.8 pts	24.2%	3.4%	+20.8 pts
Basic earnings per share	$0.69	$0.73	-$0.04	$0.86	$0.11	+$0.75
Shareholders’ equity	$324,723	$297,314	+9.2%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

Second quarter highlights included:

•	Net income of $18,733 versus net income of $2,478 for the prior year. Underwriting gain of $10,017 versus underwriting loss of $19 for the prior year.
•	Reported combined ratio of 87.8% for the quarter.
•	Growth in direct written premiums of 9.2% due to the addition of the Westminster commercial business.
•	After-tax benefit of $8,553 in net unrealized gain in our equity securities portfolio versus a $1,056 increase for the prior year. Earnings per share impact of +$0.40.
•	After-tax increase of $8,982 in shareholders’ equity due to net unrealized gain in our fixed income securities portfolio.

“The first six months of 2020 have produced excellent financial results”, said Michael J. Alexander, President and CEO. “Our 87.1% combined ratio is 6 points better than 2019. The private passenger and non-standard automobile lines of business have seen significant improvement as a result of fewer miles being driven and a reduced frequency of losses due in part to the impact of the COVID-19 pandemic. The home and farm lines have also experienced improved results primarily as a result of fewer weather-related losses when compared to 2019.”

“Growth in our direct written premiums for the first six months is primarily the result of the addition of the Westminster book of business. Premium writings for the non-standard auto book have decreased as cancellations have outpaced new business writings in this segment. Private passenger auto, homeowners, and farmowners have remained relatively flat for the first half of 2020.”

“Our commercial segment is now mostly comprised of the Westminster commercial book of business. While the Nodak commercial premium now makes up less than 10% of the total commercial segment, it generally ran a very low combined ratio but was subject to large swings due to severity and weather-related losses. With the addition of Westminster, we anticipate more consistent combined ratios but these will likely run somewhat higher than our Nodak-only combined ratios. Westminster is still experiencing some impact of the COVID-19 pandemic through state mandates relating to policy cancellation for non-payment of premiums and the requirement to offer premium payment plans. While many states have now let these mandates expire, there are still some that continue to require these offerings.”

“The COVID-19 pandemic and related economic implications initially impacted our first quarter results primarily through the fair values of our equity securities portfolio. During the second quarter, those fair values experienced a significant gain. While not back to year-end levels, our losses have been mostly offset with the gains. The first quarter decline in net unrealized gains in our equity portfolio was $15,934 pre-tax, and the second quarter increase in net unrealized gains was $10,827 pre-tax. We believe that the market will continue to be volatile, and that the amount and timing of any additional recovery in our equities portfolio due to the economic recovery is uncertain and will not be known for quite some time.”

“COVID-19 has impacted our businesses this year. We have experienced less sales activity, particularly in our non-standard auto segment. The frequency of auto claims decreased in the second quarter as people drove less, although we believe that frequency will return to historical levels as people are beginning to return to normal driving habits. The overall impact of COVID-19 on the auto insurance industry in our markets will continue to develop over time.”

Shareholders’ equity increased $14,920 from December 31, 2019 to June 30, 2020. This increase was primarily due to a consolidated net income of $15,212 and an increase in our accumulated other comprehensive income from our fixed income portfolio. The Company repurchased 396,334 shares of common stock for $5,280 during the quarter, and 519,598 shares for $6,783 year-to-date.

Earnings Conference Call

The Company will not hold an earnings conference call for second quarter 2020. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America”. The non-GAAP financial measures that NI Holdings presents may not be compatible to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings. Westminster is included in the Company’s financial results as of the closing date.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com